UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 5, 2020

TARONIS FUELS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-56101	32-0547454
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

24980 N. 83rd Avenue, Suite 100

Peoria, AZ 85383

(Address of principal executive offices) (Zip Code)

(866) 370-3835

Registrant’s telephone number, including area code:

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 5, 2020, the Board of Directors of Taronis Fuels, Inc. (“Company”) appointed Tyler B. Wilson as the Vice President of Company. Thereafter, Mr. Wilson tendered his resignation as the Company’s Chief Financial Officer and Treasurer. Mr. Wilson will also continue to serve as the Company’s General Counsel and Secretary. Mr. Wilson’s resignation is not the result of any disagreement with the policies, practices, or procedures of the Company. Mr. Wilson agreed to resign as Chief Financial Officer and Treasurer for the benefit of the Company and so that the Company could hire Mary Pat Thompson (described below).

On November 5, 2020 the Company appointed Mary Pat Thompson to serve as the Company’s new Chief Financial Officer and Treasurer. Prior to joining the Company, Ms. Thompson, age 57, was most recently the Senior Vice President of Finance at MWI Animal Health (“MWI”). MWI is a leading distributor of animal health products to veterinarians and livestock producers with $4.0 billion in annual revenue. She assumed that title in March 2015, when AmerisourceBergen, a leading distributor of human health products, purchased MWI, and served in that role until October 2018. Prior to that, Ms. Thompson was MWI’s Chief Financial Officer from 2002 to 2015, leading MWI’s IPO in 2005. In 2006, Ms. Thompson also assumed the title of SVP of Finance and Administration with MWI, with oversight of Finance, Procurement, Inventory Management, Information Technology and Human Resources. Ms. Thompson began her career with Arthur Andersen in auditing and accounting services from 1985 to 1989 and then served as Controller for the Feedlot and Commodity division of AgriBeef, MWI’s parent company at the time. Since 2015 she has served on Zion’s Bank Business Advisory Board and the San Francisco Reserve’s 12th District Economic Advisory Council, where she was the Chairperson for 2019. Additionally, she is on the Board of Directors for Regence BlueShield of Idaho, a board member of the University of Idaho’s College of Business and Economics Advisory Board, a board member of H&E Equipment Services, and a past President of the American Veterinary Distributers Association and the 2019 recipient of the Sundance Film Festival Women’s Leadership Award. Ms. Thompson graduated Summa cum laude from the University of Idaho with a B.S. in accounting and is a licensed Certified Public Accountant in Idaho.

Ms. Thompson will serve as the Company’s Chief Financial Officer and Treasurer for a term of two years. During this time, Ms. Thompson will be paid an annual base salary of $250,000 and is eligible to participate in the Company’s Executive Bonus Plan (the “Bonus Plan”), pursuant to which she will be eligible to receive annual cash and/or equity bonuses between 100% and 200% of her annual base salary. The actual amount of any annual bonus, and her entitlement to any annual bonus, will be subject to the terms of the Bonus Plan. Ms. Thompson will also have the opportunity to earn grants of the Company’s common stock upon the achievement of various Company performance objectives. In connection with Ms. Thompson’s appointment, she was granted a signing bonus of 6,209,101 shares of the Company’s restricted common stock, which vests in equal quarterly installments over two-year period. Ms. Thompson will also be entitled to certain other benefits offered to similarly situated executive level employees.

On November 5, 2020, the Company’s board of directors (the “Board”) increased the number of seats on the Board from five (5) to seven (7). Following the recommendation by the Board’s Nominating and Corporate Governance Committee, on November 5, 2020 the Board elected Tobias Welo and Ms. Thompson to fill the vacancies created on the Board. Mr. Welo and Ms. Thompson will commence their respective terms on December 1, 2020. In connection with their elections to the Board, Mr. Welo and Ms. Thompson will enter into the Company’s form of Director Services Agreement, a copy of which was filed as Exhibit 10.8 with our Form 10G Registration Statement on September 30, 2019 and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 10, 2020	TARONIS FUELS, INC.

	By:	/s/ Scott Mahoney
	Name:	Scott Mahoney
	Title:	Chief Executive Officer